H. PALMER PROCTOR, JR.
This amendment to the Employment Agreement effective January 1, 2013, (the “Original Agreement”) by and among Fidelity Southern Corporation (“Fidelity Southern”), Fidelity Bank (the “Bank” and together with Fidelity Southern, “Fidelity”) and H. Palmer Proctor, Jr. (“Proctor”) is hereby made as of January 27, 2014, among Fidelity and Proctor. Attachment A to the Original Agreement is hereby replaced with the following Attachment A. Except as amended hereby, the Original Agreement shall remain in full force and effect.

ATTACHMENT A
INCENTIVE COMPENSATION
For each calendar year during the term of the Agreement, the Compensation Committee (“Committee”) of the Board of Directors of Fidelity will establish in its sole discretion (after discussion with Proctor) the percentage of base salary available for incentive compensation consideration and the executive incentive compensation evaluation criteria, which will include corporate and individual performance measurements, goals and objectives, both financial and non-financial, for such calendar year prior to or at the commencement of the calendar year. Proctor will be paid incentive compensation (“Incentive Compensation”), if any, in cash as determined by the Committee following its evaluation of Corporate and individual performance relative to the executive compensation criteria established at the beginning of the calendar year and such other measures or modifications as the Committee at its sole discretion, may consider.
The Committee has determined that in 2014 Proctor will be eligible for 20% of base compensation as Incentive Compensation, or such amount as may be determined by the Compensation Committee. The Committee will evaluate Fidelity’s and Proctor’s 2014 performance relative to the following financial and non-financial measurements, goals and objectives, and such other measures and modifications as the Committee, in its sole discretion, may consider in the determination of Incentive Compensation to be paid for 2014.

1.
Financial Performance Measurements based on the approved 2014 Budget (These measurements may be modified for evaluation purposes at any time during 2014 based on changes in the strategic plan, the business plan, competitive or economic factors, changes in regulatory or accounting rules, laws or regulations or such other factors as the Compensation Committee, in its sole discretion, may determine.):

▪	Net income

▪	Earnings per share (EPS)

▪	Return on equity (ROE)

▪	Return on assets (ROA)

▪	Total stockholder return

▪	Loan growth

▪	Asset quality

▪	Deposit growth

▪	Net interest margin

▪	Noninterest income

▪	Noninterest expense management and control

▪	Business unit net income

2.	Non-financial Corporate and Individual Goals including but not limited to:

▪	Compliance with laws and regulations including Compliance and Safety and Soundness ratings of 2 or better

▪	Hiring proven lenders and managers, as identified, to grow loans and deposits or develop, expand or improve operations and products and services and their delivery

▪	Opening new branches and loan production offices to profitably expand market presence

▪	Market share growth

▪	Development/expansion of profitable products/services and delivery systems

▪	Furtherance of or achievement of strategic goals and objectives

▪	Individual performance based on competitive, legal, regulatory, and economic conditions

▪	Such other factors as the Compensation Committee in its sole discretion may consider in determining the amount, if any, of Incentive Compensation to be awarded.

The right of Proctor to receive Incentive Compensation, if any, hereunder related to a calendar year shall vest on the last day of such calendar year. In the event Proctor is entitled pursuant to the Agreement and the determination of the Committee at its sole discretion to Incentive Compensation for a period of less than a full year, the Incentive Compensation, if any, for such year shall vest on the last day of his employment.

Within 60 days after the end of 2014, management shall calculate and evaluate Fidelity’s and Proctor’s performance relative to the 2014 Criteria and provide such calculations and evaluations to the Committee for its review.

The Committee shall, no later than March 15, 2015, make its own independent assessment of the extent to which the 2014 Criteria and such other measures and modifications as the Committee, in its sole discretion, may consider have been achieved; and, based on its assessment, shall award and pay Incentive Compensation in such amounts, if any, as it deems to have been earned by Proctor.

The Committee may revise or modify the 2014 Criteria for the year to the extent the Committee, in the exercise of its sole and absolute discretion, believes necessary or deems equitable in light of any unexpected or unusual or non-recurring circumstances or events, including but not limited to, changes in accounting rules, accounting practices or procedures, tax and other laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in regulatory fees or costs, any extraordinary or unanticipated competitive or economic circumstances, or any other factors as the Committee may determine.

In addition, in determining whether or to the extent that any one or more of the 2014 Criteria have been met, the Committee may adjust the Corporation’s financial results to exclude the effects of any or all extraordinary items (as determined under generally accepted accounting principles) and any other unusual or non-recurring items that distort year-to-year comparisons of results or otherwise distort results for the year (either on an entity, business unit, or consolidated basis) and consider the impact on results of other events, including but not limited to, charges or costs associated with restructurings of the Corporation, discontinued operations, acquisitions or dispositions of business entities or assets, reorganizations, mergers or divestures, the effects of competition or economic conditions, and of changes in tax, regulatory or accounting rules, laws or regulations.

Payment is to be made in cash, restricted stock, or any other appropriate legal manner during the two and one-half month period in the calendar year following the calendar year for which the Incentive Compensation is earned. The Committee, in its sole discretion, during a calendar year may make a non-refundable prepayment of a portion of the Incentive Compensation to Proctor if it believes that the partial payment will not exceed the amount of the Incentive Compensation for that calendar year.

FIDELITY SOUTHERN CORPORATION
By:/s/ DAVID R. BOCKEL
Name:    David R. Bockel
Title: Chairman, Compensation Committee
FIDELITY BANK
By:/s/ DAVID R. BOCKEL
Name:    David R. Bockel
Title: Chairman, Compensation Committee
PROCTOR
/s/ H. PALMER PROCTOR, JR.
H. Palmer Proctor, Jr.

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